Exhibit 10.14

ADDUS HOLDING CORPORATION

2006 STOCK INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION CERTIFICATE

TIME VESTING

GRANT

This Option Certificate evidences the grant by Addus Holding Corporation (the “Company”), in accordance with the Addus Holding Corporation 2006 Stock Incentive Plan (the “Plan”), of a Non-Qualified Stock Option (the “Option”) to [    ] (“Eligible Employee”) to purchase from the Company [    ] shares of par value $0.001 per share of common stock of the Company (the “Stock”) at an option price per share equal to $[    ] (the “Option Price”). This Option is granted effective as of [    ] (the “Grant Date”). The Company does not intend that this Option constitute an incentive stock option under § 422 of the Code.

ADDUS HOLDING CORPORATION

By:
Name:
Title:

TERMS AND CONDITIONS

Section 1. Plan. This Option is subject to all of the terms and conditions set forth in the Plan and this Option. Certificate, and all capitalized terms not otherwise defined in this Option Certificate shall have the respective meaning of such terms as defined in the Plan. If a determination is made that any term or condition set forth in this Option Certificate is inconsistent with the Plan, the Plan shall control. A copy of the Plan is attached hereto as Exhibit A.

Section 2. Exercise Rights.

(a)	General Rule. Subject to accelerated vesting pursuant to the terms hereof or Section 12.1 of the Plan, Eligible Employee automatically shall have the right under this Option Certificate to exercise this Option in accordance with the following schedule, if Eligible Employee remains continuously employed by the Company or an Affiliate or a Subsidiary (“Employer”) from the Grant Date through the vesting date set forth in the schedule below; provided, however, that certain Option shares shall be deemed immediately vested and exercisable on the Grant Date, as specified below:

Vesting Date	Total Shares for Which Option is First Exercisable
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]

Eligible Employee shall not have the right to exercise this Option with respect to any fractional share of Stock. If this schedule would otherwise permit the Eligible Employee to exercise this Option with respect to a fractional share of Stock on any vesting date, the number of shares of Stock that shall become exercisable on such vesting date shall be rounded down to the next lowest whole number of shares of Stock. Subject to Section 2(b) and Section 3, on the last vesting date listed above, the Eligible Employee shall have the right to exercise this Option with respect to all previously unexercisable shares of Stock.

(b)	Special Rules.

(1)	Termination Without Cause; Resignation. Subject to Section 3, if Eligible Employee’s employment is terminated (other than as described in Section (b)(2) or (b)(3) below) or if Eligible Employee resigns for any reason, this Option, to the extent then vested and exercisable, must be exercised within thirty (30) days of such termination or resignation, as applicable. At the end of such thirty (30) day period the Option shall expire and be forfeited to the extent then un-exercised. The unvested remainder of this Option shall expire and be immediately and automatically forfeited upon such termination or resignation, as applicable.

(2)	Termination for Cause. If Eligible Employee’s employment is terminated for Cause, this Option shall expire and be immediately and automatically forfeited at the time of such Eligible Employee’s termination. In addition, if after Eligible Employee’s termination of employment under Section (b)(1) or (b)(3) the Board of Directors of the Company (the “Board”) becomes aware of facts that, if they had been aware of at the time of termination, could have permitted the Board to terminate Eligible Employee’s employment for cause (but only for items described in clauses (A), (B) or (C) under Section (c)(1)), then this Option shall expire and be immediately and automatically forfeited at the time of such determination of Cause by the Board.

(3)	Death or Disability. Subject to Section 3, if Eligible Employee’s employment terminates due to “Disability” (as defined in Section 2(c)) or death, all of the unvested shares under this Option shall be automatically deemed fully vested and exercisable in full, and so accelerated may be exercised at any time within six (6) months of such termination. At the end of such 6-month period the Option shall expire and be automatically forfeited to the extent then unexercised.

(c)	Definitions.

(l)	Cause. For purposes of this Option Certificate, “Cause” shall exist if the Eligible Employee shall (A) engage in any action that materially damages, or that may reasonably be expected to materially damage, the Company or the business or goodwill thereof, (B) breach his or her fiduciary duty to the Company, (C) conviction of a misdemeanor or felony involving fraud with respect to the Company, or the misuse or misappropriation of money or other property of the Company, (D) be convicted of a felony, engage in any documented, habitual use of drugs or other intoxicants or chronic unexcused absenteeism, (E) commit willful misconduct which is materially injurious to the Company, (F) commit acts constituting gross insubordination, such as, without limitation, the intentional disregard of any reasonable and lawful written directive of the Company’s Chief Executive Officer (the “CEO”) or the Board, (G) breach any material provision of any employment agreement to which he or she is a party, (H) fail to perform any duty in a timely and effective manner and fail to cure any such performance deficiency after receipt of written notice of the deficiency from the CEO or the Board, which notice shall designate the period of time within which the performance deficiency must be cured to the satisfaction of the CEO or the Board, as applicable, in order to prevent a termination for cause; provided, however, that Executive shall only be permitted the opportunity to cure performance deficiency (solely to the extent such performance deficiency may be cured) two times in any twelve-month rolling period, or (I) engage in any conduct that would constitute “cause” under the terms of his or her employment agreement, if any. The Board shall determine whether “cause” for termination exists. Notwithstanding the foregoing, in the event the Eligible Employee has an employment agreement with the Company that provides for termination for “cause” or “reasonable cause”, the definition of cause or reasonable cause, as applicable, contained in such employment agreement shall govern this Option Certificate.

(2)	Disability. For purposes of this Option Certificate, “Disability” means the suffering by Eligible Employee for at least a 180consecutive-day period of a physical or mental condition resulting from bodily injury, disease, or mental disorder that renders Eligible Employee incapable of continuing even with reasonable accommodation to perform the essential functions of his or her job. The Board shall determine whether Eligible Employee has a Disability. If Eligible Employee disputes such determination, the issue shall be submitted to a competent licensed physician appointed by the Board, and the physician’s determination as to whether Eligible Employee has a Disability shall be binding on the Company and on Eligible Employee. Notwithstanding the foregoing, in the event the Eligible Employee has an employment agreement with the Company that provides for termination for “disability”, the definition of “disability” contained in such employment agreement shall govern this Option Certificate.

(d)	Employment Status. A transfer between Employer and a Subsidiary or Affiliate, or between Subsidiaries or Affiliates, shall not be treated as a termination of employment with Employer under the Plan or this Option Certificate. However, if a Subsidiary or Affiliate ceases to be an Affiliate of the Company, the Eligible Employee will be considered to have terminated employment from the Company on the date such entity ceases to be an Affiliate.

(e)	Other Conditions. At the discretion of the Committee, the grant of this Option may be conditioned on Eligible Employee’s execution of a nondisclosure agreement, a non-solicitation agreement and/or a noncompete agreement in the form(s) presented to Eligible Employee; provided, however, that any such conditions be specified as of the date of such grant. If the grant of this Option is conditioned on such agreement(s) and any such agreement is not executed on or prior to the date the Optionee executes this Option (or such later date as may be provided by the Committee), this Option shall automatically expire at such time as is determined by the Committee in its sole discretion.

Section 3. Life of Option. This Option shall expire and shall not be exercisable for any reason on or after the tenth anniversary of the Grant Date.

Section 4. Method of Exercise of Option. Eligible Employee may exercise this Option in whole or in part (to the extent this Option is otherwise exercisable under Section 2) on any normal business day of the Company by (a) delivering a copy of this Option Certificate to the Company, together with written notice of the exercise of the Option, (b) simultaneously paying to the Company the Option Price for the number of Option shares being exercised and (c)

making such statements as the Company may reasonably require under Section 9 or entering into the Stockholders’ Agreement (as defined herein) as the Company may reasonably require under Section 11. The payment of such Option Price shall be made by any means permitted pursuant to the Plan. The Company may suspend the Eligible Employee’s exercise of this Option pending a determination by the Board regarding whether “cause” for termination of Eligible Employee’s employment exists. If the Board determines that cause exists, the notice of exercise shall be rescinded and the Eligible Employee’s Option Price returned to him or her.

Section 5. Delivery. The Company shall deliver a properly issued certificate for any Stock purchased pursuant to the exercise of this Option as soon as practicable after such exercise (or otherwise register such Stock in the name of Eligible Employee), and such delivery (or registration in the name of Eligible Employee) shall discharge the Company of all of its duties and responsibilities with respect to this Option to the extent so exercised.

Section 6. Nontransferable; Notice. Except as expressly authorized in writing by the Board, no rights granted under this Option shall be transferable by Eligible Employee other than by will or by the laws of descent and distribution, and the rights granted under this Option shall be exercisable during Eligible Employee’s lifetime only by Eligible Employee or his or her legal representative in the event of his or her incapacity. The Person or Persons, if any, to whom this Option is transferred by will or by the laws of descent and distribution or through a written Board authorization shall be treated after such transfer the same as Eligible Employee under this Option Certificate. Each Eligible Employee shall promptly notify the Company of any change in the holder of this Option or any change in such Eligible Employee’s address or permanent place of residence.

Section 7. No Right to Continue Service. Neither the Plan, this Option, nor any related material shall give Eligible Employee the right to continue in employment by Employer or any other Subsidiary or Affiliate or shall adversely affect the right of Employer or any Subsidiary or Affiliate to terminate Eligible Employee’s employment with or without cause at any time.

Section 8. Stockholder Status. Eligible Employee shall have no rights as a stockholder with respect to any shares of Stock under this Option until such shares have been duly issued to (or registered in the name of) Eligible Employee and, except as expressly set forth in the Plan, no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of other rights of any kind or description whatsoever respecting such Stock.

Section 9. Stock Held For Investment. As a condition to the delivery of the certificate for any shares of Stock purchased pursuant to the exercise of this Option (or the registration of such Stock in the name of Eligible Employee), Eligible Employee shall, if so requested by the Company, hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect.

Section 10. Other Laws. If any change in circumstances after the grant of this Option would create a substantial risk for the Company that the issuance or transfer of any Stock under this Option to Eligible Employee at the time Eligible Employee tenders any payment to exercise this Option would violate any applicable law or regulation (including, without limitation, federal or state securities laws), the Company at that time shall (a) take such action as the Committee deems fair and reasonable and permissible under such law or regulation either (1) to continue to maintain the status of this Option as outstanding until Eligible Employee can exercise this Option without any substantial risk of such a violation or (2) to fully and fairly compensate Eligible Employee for the cancellation of this Option and thereafter to cancel this Option and (b) refund any payment made by Eligible Employee to exercise this Option.

Section 11. Stockholders’ Agreement; Legends. The Common Stock issuable to Eligible Employee pursuant to the terms hereof shall be subject to the terms and conditions of that certain Stockholders’ Agreement of even date herewith (as the same may be amended, restated, modified, or otherwise supplemented from time-to-time (the “Stockholders’ Agreement”)). The certificate(s) evidencing the Stock may include one or more legends that reference or describe the conditions upon exercise referenced in this Section 11.

Section 12. Withholding. Employer or another Subsidiary or Affiliate shall have the right upon the exercise of this Option to take such action as Employer or such other Subsidiary or Affiliate deems necessary or appropriate to satisfy the federal and state tax withholding requirements arising out of the exercise of this Option, including (but not limited to) withholding shares of Stock that otherwise would be transferred to Eligible Employee as a result of the exercise of this Option to satisfy the minimum statutory withholding requirements.

Section 13. Confidentiality. Eligible Employee agrees to keep this Option and the Plan, including the terms herein and therein, confidential and to not use or disclose, at any time, such terms; provided, however, that Eligible Employee may disclose the terms of this Option to such advisors as is reasonably necessary for tax or estate planning purposes.

Section 14. Governing Law; Limitation on Liability. The Plan and this Option shall be governed by the laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule). IN NO EVENT SHALL THE COMPANY BE LIABLE FOR ANY INDIRECT DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS OR LOST OPPORTUNITY, OR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING LEGAL FEES.

Section 15. Binding Effect. This Option shall be binding upon the Company and Eligible Employee and their respective heirs, executors, administrators and successors.

Section 16. Headings and Sections. The headings contained in this Option Certificate are for reference purposes only and shall not affect in any way the meaning or interpretation of this Option. Any references to sections in this Option Certificate shall be to sections of this Option Certificate unless otherwise expressly stated as part of such reference.

Exhibit A

2006 Stock Incentive Plan

See attached.